Exhibit 10.2

EXECUTION COPY

SUPPLY AND TRAINING AGREEMENT

This SUPPLY AND TRAINING AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of June, 2005 (the “Effective Date”), by and between Edwards Lifesciences PVT, Inc., a Delaware corporation (“Edwards”), and 3F Therapeutics, Inc., a Delaware corporation (“3F Therapeutics” and, together with Edwards, are each referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Edwards (as successor in interest to Percutaneous Valve Technologies, Inc. (“PVT”)) and 3F Therapeutics are parties to that certain Development and Supply Agreement, dated as of June 13, 2002, as amended by the First Amendment to Development and Supply Agreement, dated as of October 31, 2002, and the Second Amendment to Development and Supply Agreement, dated as of May 27, 2003 (as so amended, the “3F Development and Supply Agreement”), by and between PVT and 3F Therapeutics, which provides for, among other things, the supply of certain products by 3F Therapeutics to Edwards;

WHEREAS, the Parties have entered into that certain Master Agreement, dated as of May        , 2005 (the “Master Agreement”), pursuant to which the Parties have agreed to, among other things, terminate the 3F Development and Supply Agreement and release each other from certain obligations thereunder, upon the terms and subject to the conditions contained therein;

WHEREAS, the Parties have agreed to enter into this Agreement in conjunction with the Master Agreement in order to provide for the (i) supply of certain products by 3F Therapeutics to Edwards and (ii) delivery of the Know-How Documentation (as defined below) and provision of certain training services by 3F Therapeutics to Edwards with respect to such products.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.             DEFINITIONS.  The following definitions shall apply to the following terms:

1.1          “3F Development and Supply Agreement” shall have the meaning set forth in the first recital.

1.2          “3F License Agreement” shall mean that certain license agreement, dated as of the Effective Date, between Edwards and 3F Therapeutics, pursuant to which 3F will grant to Edwards a license to produce and sell products incorporating the Tissue Valve Know-How.

1.3          “3F Therapeutics” shall have the meaning set forth in the preamble.

1.4          “3F-PVT SA” shall mean a Cribier Edwards PHV aortic bio-prosthesis.

1.5          “3F-PVT SA Supply Term” shall mean the period of twelve (12) months beginning from the Effective Date, unless earlier terminated in accordance with Section 5.2 or 5.3.

1.6          “AAA” shall mean the American Arbitration Association.

1.7          “Act” shall have the meaning set forth in Section 4.2.

1.8          “Agreement” shall have the meaning set forth in the preamble.

1.9          “Arbitration Act” shall mean the United States Arbitration Act, 9 U.S.C.  §§1, et seq., as amended from time to time.

1.10        “Change of Control” shall mean (i) the consummation of a merger or consolidation of 3F Therapeutics with another entity, other than a merger or consolidation which would result in the voting securities of 3F Therapeutics outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of 3F Therapeutics or such surviving entity outstanding immediately after such merger or consolidation, (ii) the consummation of the sale or disposition by 3F Therapeutics of substantially all of its assets, (iii) at any time, any Edwards Competitor (together with its affiliates), holds more than fifty percent (50%) of the total voting power represented by the then-outstanding voting securities of 3F Therapeutics or (iv) at any time, any Edwards Competitor (together with its affiliates) holds the right, by contract, security holdings or otherwise, to nominate, elect or appoint more than fifty percent (50%) of the number of directors on 3F Therapeutics’ then-current board of directors.

1.11        “Edwards” shall have the meaning set forth in the preamble.

1.12        “Edwards Competitor” shall mean any entity that is engaged in the business of developing, marketing and/or selling cardiovascular devices and/or products.

1.13        “Edwards Components” shall mean the components provided to 3F Therapeutics by Edwards for use by 3F Therapeutics in connection with its manufacture and packaging of the Products.  Such components shall include, but not be limited to, those items identified on Exhibit A hereto, as the same may be modified from time-to-time upon the mutual agreement of Edwards and 3F Therapeutics.

1.14        “Edwards Product” shall mean any product sold by Edwards that contains a Product.

1.15        “Edwards Specifications” shall mean the specifications for the manufacture and testing of the Products as set forth on Exhibit B hereto.

1.16        “Effective Date” shall have the meaning set forth in the preamble.

1.17        “Holdback Amount” shall have the meaning set forth in the Master Agreement.

1.18        “Indemnified Party” shall have the meaning set forth in Section 6.1.

1.19        “Indemnifying Party” shall have the meaning set forth in Section 6.1.

1.20        “Know-How Documentation” shall mean any and all documentation and information related to the Tissue Valve Know-How that was developed by 3F Therapeutics prior to the expiration of the Term (including prior to the Effective Date), including without limitation, such documentation and information as set forth on Exhibit C hereto.

1.21        “Losses” shall have the meaning set forth in Section 6.1.

1.22        “Master Agreement” shall have the meaning set forth in the second recital.

1.23        “Obsolete” shall mean raw materials used by 3F Therapeutics to manufacture Products, which raw materials have a shelf life that has expired or will expire within three (3) months of the expiration of the Term, or are damaged.

1.24        “Party” or “Parties” shall have the meaning set forth in the preamble.

1.25        “Prevailing Party” shall have the meaning set forth in Section 7.7

1.26        “Product” shall mean a 3F-PVT SA or a valve leaflet.

1.27        “PVT” shall have the meaning set forth in the first recital.

1.28        “Quality System Regulation” shall have the meaning set forth in Section 2.3(a).

1.29        “Supply Term” shall mean the longer of the 3F-PVT SA Supply Term or the Valve Leaflet Supply Term, as either may expire or be earlier terminated in accordance with the terms of this Agreement.

1.30        “Technology Transfer Plan” shall have the meaning set forth in Section 3.2.

1.31        “Term” shall mean the shorter of (i) the Transfer Plan Term or (ii) the Supply Term.

1.32        “Tissue Valve Know-How” shall have the meaning set forth in the 3F License Agreement.

1.33        “Training Services” shall have the meaning set forth in Section 3.1.

1.34        “Transfer Plan Term” shall mean the period from the Effective Date to the date set forth in a statement or acknowledgement, jointly executed by the Parties pursuant to the Technology Transfer Plan, providing that as of such date, 3F Therapeutics has fully performed all of its obligations under the Technology Transfer Plan to Edwards’ satisfaction and all elements of such Technology Transfer Plan have been satisfied.

1.35        “Valve Leaflet Supply Term” shall mean the period of eighteen (18) months beginning from the Effective Date, unless earlier terminated in accordance with Section 5.2 or 5.3.

2.             SUPPLY OF PRODUCTS.

2.1          Manufacture of Products.  3F Therapeutics agrees to manufacture and sell the Products exclusively to Edwards (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, an inadvertent sale of any Product by 3F Therapeutics to any party other than Edwards shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement), and Edwards agrees to purchase the Products upon the following terms:

(a)           Within thirty (30) days after the Effective Date, Edwards shall provide 3F Therapeutics with a good faith, non-binding forecast of its purchase requirements for (i) 3F-PVT SAs covering the 3F-PVT SA Supply Term and (ii) valve leaflets covering the Valve Leaflet Supply Term, updated on a quarterly basis.  The initial forecast will be accompanied by a firm purchase order for the first three (3) months, and a projection of orders for (x) 3F-PVT SAs for the remaining 3F-PVT SA Supply Term and (y) valve leaflets for the remaining Valve Leaflet Supply Term.  Thereafter, firm purchase orders shall be furnished on a monthly basis for Products to be delivered in the third full calendar month following the month in which 3F Therapeutics receives such purchase order.

(b)           Projections of orders provided pursuant to Section 2.1(a) shall be for the Parties’ planning purposes only, and shall not constitute binding commitments upon Edwards.  In addition, Edwards may modify any firm purchase order furnished pursuant to Section 2.1(a) up to sixty (60) days prior to the beginning of the month covered by such purchase order.

(c)           3F Therapeutics shall acknowledge promptly each Edwards purchase order in writing and confirm delivery dates to destinations specified by Edwards.

(d)           All sales of Products shall be subject to the terms and conditions of this Agreement and, to the extent they specify quantities, destinations and delivery dates, to Edwards’ purchase orders.  If there is any conflict or difference in interpretation between any Edwards purchase order and this Agreement, the terms and conditions of this Agreement shall supersede those of such purchase order.

2.2          Product/Process Changes.  3F Therapeutics shall notify Edwards in advance and in writing of all proposed changes in the following aspects of the Products or their components (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to provide advance notice as required by this Section 2.2, such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement): (i) composition or source of any raw material, (ii) method of producing, processing or testing, (iii) change in subcontractors for producing, processing or testing, (iv) site of manufacture and (v) labeling.  No such change shall be made without Edwards’ prior written consent.

2.3          Quality Control.  3F Therapeutics shall perform incoming inspection and testing on all materials it receives from any source for inclusion in any of the Products and shall advise Edwards if any such materials fail to conform to the specifications mutually agreed to by

Edwards and 3F Therapeutics (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to perform incoming inspection and testing as required by this Section 2.3, such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).  In no case shall non-conforming materials from any source be used in the manufacture of the Products.

(a)           All Products shall be manufactured in accordance with Quality System Regulation promulgated by the United States Food and Drug Administration (the “Quality System Regulation”) (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to comply with this Section 2.3(a), such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).

(b)           All Products shall meet the Edwards Specifications and shall be subjected to quality control inspection by 3F Therapeutics in accordance with Edwards’ quality control standards and system (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to meet the Edwards Specifications as required by this Section 2.3(b), such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).  3F Therapeutics shall permit Edwards to review periodically 3F Therapeutics’ production and quality control procedures and records and to visit 3F Therapeutics’ facilities at reasonable times with a representative of 3F Therapeutics present.  Edwards’ review shall not be deemed an approval of 3F Therapeutics’ quality control, inspection processes or standards.

(c)           Edwards may inspect or audit the Products for integrity and adherence to the Edwards Specifications at any time upon reasonable notice to 3F Therapeutics.  Edwards shall inspect all finished Products at 3F Therapeutics’ facility for integrity and adherence to Edwards Specifications prior to such finished products being shipped.  If any of the Products fail to meet 3F Therapeutics’ warranties or to conform to the Edwards Specifications, Edwards may elect not to accept such Products and require 3F Therapeutics, at its expense, to repair or replace such Products.  If any customer of Edwards rejects or returns any Edwards Product to Edwards as a result of a performance problem attributable to (i) 3F Therapeutics’ negligence or willful misconduct, (ii) the rejected or returned Product’s failure to meet the Edwards Specifications, (iii) 3F Therapeutics’ failure to comply with the Quality System Regulation or (iv) any other breach of this Agreement by 3F Therapeutics, Edwards shall notify 3F Therapeutics in writing within sixty (60) days.  At 3F Therapeutics’ option, 3F Therapeutics shall repair or replace such Products or credit Edwards for the purchase price of such Products (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to repair or replace such Products or credit Edwards for the purchase price thereof as required by this Section 2.3(c), such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).  If 3F Therapeutics so requests, Edwards will return any such Products to 3F Therapeutics at 3F Therapeutics’ expense.  Notwithstanding the foregoing, in the event Edwards has supplied components to 3F Therapeutics for such Products, Edwards may retain the Products if 3F Therapeutics elects to replace the Products or credit Edwards for the purchase price.

(d)           3F Therapeutics will notify Edwards immediately of any Quality System Regulation audit of 3F Therapeutics by the United Stated Food and Drug Administration or other inspection of 3F Therapeutics’ records or its facilities by any federal, state or local regulatory agency as well as the results of such audit or inspection (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to “immediately” notify Edwards as required by this Section 2.3(d), such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).

(e)           3F Therapeutics hereby agrees to provide Edwards with all information in 3F Therapeutics’ possession with respect to the Products and 3F Therapeutics’ operations which is required by the United States Food and Drug Administration or any other notified body to be filed by Edwards (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to provide Edwards with the information with respect to the Products and 3F Therapeutics’ operations as required by this Section 2.3(e), such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).

2.4          Product Recall.  In the event that any Edwards Product is recalled by Edwards or any Product is recalled by 3F Therapeutics as the result of (i) 3F Therapeutics’ negligence or willful misconduct, (ii) the recalled Product’s failure to meet the Edwards Specifications due to an error or omission by 3F Therapeutics, (iii) 3F Therapeutics’ failure to comply with the Quality System Regulation or (iv) any other breach of this Agreement by 3F Therapeutics, 3F Therapeutics shall bear all costs and expenses of such recall, including, without limitation, the cost of notifying customers, shipping costs and any obligations to third parties arising from such recall.  The Parties will cooperate fully with each other in effecting any recall of any Product or Edwards Product and communicating with purchasers, users and the media (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to cooperate with Edwards in connection with any product recall as required by this Section 2.4, such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).

2.5          Capacity and Supply of Products.  3F Therapeutics shall use commercially reasonable best efforts to (i) provide sufficient available manufacturing capacity of Products in contemplation of commercialization of Edwards Products in accordance with Edwards’ forecasts of its Product requirements pursuant to Section 2.1(a) and (ii) meet Edwards’ orders for Products hereunder.

2.6          Supply of Edwards Components.  Edwards shall provide all Edwards Components to 3F Therapeutics free of charge and in a time frame that will allow 3F Therapeutics to meet Edwards’ orders for Products hereunder.

2.7          Pricing.  Subject to the terms and conditions of this Agreement, Edwards shall pay to 3F Therapeutics $600.00 for each 3F-PVT SA assembled by Edwards’ operators at 3F Therapeutics’ facility, $800.00 for each 3F-PVT SA assembled by 3F Therapeutics’ operators and $150.00 for each valve leaflet sold separately and delivered by 3F Therapeutics and purchased and accepted by Edwards under this Agreement.  These prices shall remain fixed during the Term.

2.8          Payment Terms.  Terms of payment are net sixty (60) days from receipt of Product.  3F Therapeutics shall ship the Products F.O.B. destinations specified by Edwards in purchase orders provided in accordance with Section 2.1(a) via mutually agreed upon carriers.  3F Therapeutics shall pay all normal freight charges (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but fails to comply with the shipping terms as set forth in this Section 2.8, such failure shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).

2.9          Certain Agreements by 3F Therapeutics.  3F Therapeutics hereby agrees that it shall take the actions set forth in Exhibit D.

3.             DELIVERY OF KNOW-HOW DOCUMENTATION AND PROVISION OF TRAINING SERVICES.

3.1          Delivery of Know-How Documentation and Provision of Training Services.  3F Therapeutics hereby agrees that it shall (i) deliver to Edwards the Know-How Documentation and (ii) during the Term, provide training to Edwards with respect to the Tissue Valve Know-How.  3F Therapeutics agrees to work closely with employees of Edwards and to use commercially reasonable best efforts to ensure that based on such training Edwards is fully capable of manufacturing 3F-PVT SAs, valve leaflets and finished products from valve leaflets to the same quality standards, specifications and workmanship that 3F Therapeutics is currently manufacturing 3F-PVT SAs and valve leaflets (such services, the “Training Services”).

3.2          Written Plan for Delivery of Know-How Documentation and Provision of Training Services.  Edwards and 3F Therapeutics have developed a written technology transfer plan, attached hereto as Exhibit E (the “Technology Transfer Plan”), which sets forth, among other things, the timetable and procedures pursuant to which 3F Therapeutics will deliver the Know-How Documentation and provide the training provided for herein (i.e., a schedule as to when training will be provided, the individuals to be trained, the tasks and procedures with respect to which training will be provided, the scope and the level of the training to be provided).  3F Therapeutics shall use commercially reasonable best efforts to perform its obligations under the Technology Transfer Plan.  Subject to Section 2.9, the Technology Transfer Plan may be modified from time to time upon mutual agreement of Edwards and 3F Therapeutics.

3.3          Compensation for Delivery of Know-How Documentation and Provision of Training Services.  3F Therapeutics hereby agrees that the consideration payable to it by Edwards in connection with 3F Therapeutics’ manufacture and supply of the Products pursuant to the terms of this Agreement shall constitute consideration in full in exchange for the (i) delivery of the Know-How Documentation and (ii) provision by 3F Therapeutics of the Training Services to Edwards, in each case pursuant to Section 3.1.

3.4          Independent Contractor.  Nothing in this Agreement is intended to create, or shall be construed as creating, an employment relationship, joint venture, partnership, agency, or taxable entity between the Parties, it being understood that 3F Therapeutics is an independent contractor of Edwards with respect to the provision of the Training Services to Edwards.  Except as expressly provided to the contrary in this Agreement, Edwards shall have no right or power to bind or obligate 3F Therapeutics in any manner whatsoever.

4.             REPRESENTATIONS AND GUARANTEE AND WARRANTY.

4.1          Representations by the Parties.  The Parties hereby represent and warrant that (i) each has full right, power and authority to enter into and be bound by all of the terms and conditions of this Agreement, and to carry out all of its obligations under this Agreement, without the approval or consent of any other person or entity; (ii) each has duly executed and delivered this Agreement; (iii) the entering into of this Agreement, and the carrying out of that Party’s obligations under this Agreement is not prohibited, restricted or otherwise limited by any contract, agreement or understanding entered into by that Party, or by which that party is bound, with any other person or any governmental authority or entity; (iv) there is no contract, agreement, understanding or judgment entered into by a Party, or by which that Party is bound, which if enforced, terminated or modified, would be in derogation of, contrary to, or adversely affect any of the rights acquired or to be acquired hereunder by either Party; and (v) there is no action, suit, proceeding or investigation pending or currently threatened against either Party which, if adversely determined, would restrict or limit that Party’s right to enter into and be bound by this Agreement.

4.2          Representation and Guarantee by 3F Therapeutics.  3F Therapeutics represents and warrants that to its knowledge the Products supplied to Edwards under this Agreement and the sale of the Products as contained in the Edwards Products by Edwards will not infringe any patent, copyright or other intellectual property of any third party.  All Products sold to Edwards pursuant to this Agreement are hereby guaranteed by 3F Therapeutics, as of the date of shipment or delivery, to be, on such date, not adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetics Act (the “Act”), and all amendments and successor laws and regulations thereto, whether federal, state or local, and is not otherwise an article which may not, under the terms of the Act, be introduced into interstate commerce (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but breaches its representation or guarantee as set forth in this Section 4.2, such breach shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).

4.3          Warranty.  3F THERAPEUTICS WARRANTS THAT (I) ALL 3F-PVT SAs ASSEMBLED BY ITS PERSONNEL AND SOLD TO EDWARDS UNDER THIS AGREEMENT AND (II) ALL VALVE LEAFLETS SOLD TO EDWARDS UNDER THIS AGREEMENT ARE FREE FROM DEFECTS IN WORKMANSHIP AND MATERIALS AND ARE IN COMPLIANCE WITH THE EDWARDS SPECIFICATIONS.  3F THERAPEUTICS FURTHER WARRANTS THAT THE PRODUCTS ARE MANUFACTURED IN ACCORDANCE WITH THE QUALITY SYSTEM REGULATION AND 3F THERAPEUTICS’ QUALITY CONTROL PROCESSES AND STANDARDS, WHICH PROCESSES AND STANDARDS MEET ALL LEGAL AND REGULATORY REQUIREMENTS APPLICABLE TO THE PRODUCTS (provided, however, that notwithstanding Section 5.7 hereof and the proviso contained in Section 2.2(b) of the Master Agreement, if 3F Therapeutics is using commercially reasonable best efforts but breaches its warranty as set forth in this Section 4.3, such breach shall not constitute a failure of the condition to Edwards’ obligation to pay the Holdback Amount to 3F Therapeutics under Section 2.2(b) of the Master Agreement).

4.4          Disclaimer of Other Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MASTER AGREEMENT, THE EDWARDS LICENSE AGREEMENT (AS SUCH TERM IS DEFINED IN THE MASTER AGREEMENT) AND THE 3F LICENSE AGREEMENT (AS SUCH TERM IS DEFINED IN THE MASTER AGREEMENT), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

4.5          No Liability with Respect to Edwards Components.  3F Therapeutics will have no liability of any nature whatsoever with respect to any claims or liabilities attributable to Edwards Components.  3F Therapeutics is not making any warranties of any nature whatsoever with respect to the Edwards Components.

5.             TERM AND TERMINATION; BREACH BY 3F THERAPEUTICS; HOLDBACK AMOUNT.

5.1          Term.  This Agreement shall be effective as of the Effective Date, continue in effect for the duration of the Term and expire upon the expiration of the Term.

5.2          Termination of the 3F-PVT SA Supply Term or Valve Leaflet Supply Term by Edwards.  Edwards may terminate the 3F-PVT SA Supply Term and/or the Valve Leaflet Supply Term in its sole discretion, for any reason or no reason, by giving at least seven (7) days’ prior written notice to 3F Therapeutics.

5.3          Termination of the 3F-PVT SA Supply Term or Valve Leaflet Supply Term by 3F Therapeutics.  3F Therapeutics may terminate the 3F-PVT SA Supply Term and/or the Valve Leaflet Supply Term by giving at least thirty (30) days’ prior written notice to Edwards only if Edwards materially breaches this Agreement.  The 3F-PVT SA Supply Term and/or the Valve Leaflet Supply Term, as applicable, shall automatically terminate at the end of such notice period unless such material breach is cured.  Failure to terminate the 3F-PVT SA Supply Term or the Valve Leaflet Supply Term for any material breach shall not constitute a waiver by 3F Therapeutics of its right to terminate for such breach at a later time if such breach remains uncured and for any other material breach.  If 3F Therapeutics believes Edwards has not complied in any material aspect with this Agreement, it shall give Edwards notice, specifying the acts or omissions constituting such non-compliance.  Edwards’ non-compliance with any provision of this Agreement shall not be considered to be a breach of this Agreement provided that Edwards cures the non-compliance within the thirty (30) day notice period first set forth above.  Material breach shall be deemed to include but not be limited to Edwards’ failure to make any payments when due to 3F Therapeutics under this Agreement.

5.4          Effect of Expiration or Termination.  Expiration or earlier termination of either the 3F-PVT SA Supply Term or the Valve Leaflet Supply Term shall not affect the duration of, or the terms and conditions with respect to, the other under this Agreement.  All rights and obligations of the parties that have accrued or are intended to survive the expiration of the Term shall survive such expiration as provided in Section 7.1.

5.5          Purchase of Materials by Edwards Upon Termination.  At 3F Therapeutics’ election, upon expiration of the Term, Edwards will purchase from 3F Therapeutics, at 3F Therapeutics’ cost, all usable inventory of raw materials purchased by 3F Therapeutics to manufacture Products for Edwards pursuant to the terms hereof, provided, however, that (i) 3F Therapeutics shall first return to its vendors as much of such raw materials as it is able to obtain a full refund therefor, (ii) Edwards shall not be required to purchase any raw materials that are Obsolete and (iii) the level of inventory of raw materials is consistent with the forecasts delivered pursuant to Section 2.1(a) hereof.

5.6          Breach by 3F Therapeutics.  If Edwards believes 3F Therapeutics has not complied with any provision of this Agreement, it shall give 3F Therapeutics notice, specifying the acts or omissions constituting such non-compliance.  3F Therapeutics’ non-compliance with any provision of this Agreement shall be considered a breach of this Agreement unless 3F Therapeutics cures or Edwards waives such non-compliance within thirty (30) days from the date of 3F Therapeutics’ receipt (as determined in accordance with Section 7.5) of the notice provided by Edwards pursuant to the immediately preceding sentence.

5.7          Holdback Amount.  3F Therapeutics hereby agrees and acknowledges that under the terms of the Master Agreement, Edwards shall not be obligated to pay, and 3F Therapeutics shall not be entitled to receive, any portion of the Holdback Amount if there shall have been any breach by 3F Therapeutics of any provision of this Agreement as provided in Section 5.6 above at any time during the Term.

6.             INDEMNIFICATION AND INSURANCE.

6.1          Indemnity.  Each Party (the “Indemnifying Party”) hereby agrees to indemnify, defend and hold the other Party (the “Indemnified Party”), its permitted successors, affiliates, and permitted assigns harmless from and against all claims, demands, liabilities, damages, losses and expenses suffered or incurred by the Indemnified Party (“Losses”) only to the extent arising out of or in connection with (i) any breach of any representation or warranty of the Indemnifying Party set forth in this Agreement and (ii) any breach of any agreement, covenant or obligation of the Indemnifying Party set forth in this Agreement.

6.2          Indemnification Procedures.  If an Indemnified Party intends to seek indemnification pursuant to this Section 6, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim.  The Indemnified Party will provide the Indemnifying Party with prompt written notice of any third party claim in respect of which indemnification is sought.  The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.  Any such notice shall set forth in reasonable detail the available facts, circumstances and basis of the claim. If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, after acknowledging in writing liability hereunder, assume, through counsel of its own choosing (so long as reasonably acceptable to the Indemnified Party) and at its own expense, the defense thereby and the Indemnified Party shall cooperate with it in connection therewith (including by furnishing such information as the Indemnifying Party may reasonably request), provided, that the Indemnified Party may participate in such defense through counsel chosen by it, at its own expense.  So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle, or admit any liability with respect to, any such claim which it continues to seek indemnification for without the Indemnifying Party’s consent.  The Indemnifying Party will not without the Indemnified Party’s prior written consent settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), take any measure or step in connection with any settlement or compromise that imposes a material burden or encumbrance upon the operation or conduct of the Indemnified Party’s business. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may, upon at least ten (10) days’ notice to the Indemnifying Party (unless the Indemnifying Party shall assume such settlement or defense within such ten (10) day period), conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith.  The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

6.3          Insurance.  3F Therapeutics shall obtain and keep in force at all times during the Term the following insurance policies, covering 3F Therapeutics and its employees under this Agreement:

(a)           Worldwide comprehensive general liability, in an amount not less than $3,000,000 each occurrence for bodily injury and property damage for:

(i)            premises-operations;

(ii)           products/completed operations;

(iii)          blanket contractual liability; and

(iv)          personal injury.

(b)           Workers’ compensation, occupational disease and disability, in accordance with applicable statutory requirements.

(c)           Employer’s liability, in an amount of not less than $1,000,000.

During the Term and for a period of five (5) years following the expiration of the Term in accordance with Section 5.1, each insurance policy shall evidence Edwards as an additional insured and shall provide for written notification to Edwards by the insurer not less than thirty (30) days prior to cancellation, expiration or modification.  A certificate of insurance evidencing compliance with this Section 6.3 shall be furnished to Edwards by 3F Therapeutics within thirty (30) days after the Effective Date.

6.4          Limitation of Liability or Damages.  IN NO EVENT SHALL EITHER PARTY, ITS AGENTS OR EMPLOYEES, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT, THE MANUFACTURE OF PRODUCTS OR THE PROVISION OF TRAINING SERVICES, HOWEVER SO CAUSED, WHETHER ARISING IN CONTRACT (INCLUDING BREACH), TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.  3F THERAPEUTICS HEREBY ACKNOWLEDGES AND AGREES THAT NOTWITHSTANDING THE FOREGOING, 3F THERAPEUTICS, ITS SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO EDWARDS (PROVIDED, HOWEVER THAT IN THE EVENT THAT THIS AGREEMENT IS ASSIGNED BY 3F THERAPEUTICS PURSUANT TO SECTION 7.3, SUCH SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE BUT 3F THERAPEUTICS SHALL NOT BE LIABLE) FOR ANY AND ALL OF EDWARDS’ INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT, THE MANUFACTURE OF PRODUCTS OR THE PROVISION OF TRAINING SERVICES, WHETHER ARISING IN CONTRACT (INCLUDING BREACH), TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, IF (I) A CHANGE OF CONTROL (AS DEFINED IN SECTION 1.10 ABOVE) HAS OCCURRED AND (II) SUCH LIABILITY OR DAMAGE WAS CAUSED BY A WILLFUL BREACH OF ANY PROVISION OF THIS AGREEMENT BY ANY OF 3F THERAPEUTICS, ITS SUCCESSORS OR ASSIGNS OR ANY OF THEIR RESPECTIVE AFFILIATES.  THE PARTIES HEREBY FURTHER ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF THIS SECTION 6.4 ARE REASONABLE AND APPROPRIATE IN THE

CIRCUMSTANCES AND WERE MATERIAL FACTORS IN DETERMINING THE TERMS OF THIS AGREEMENT.

7.             GENERAL.

7.1          Survival.  The provisions of Section 2.4, each of the representations, guarantee and warranty made by the Parties in Section 4, the indemnification provisions contained in Sections 6.1 and 6.2, the insurance provisions contained in Section 6.3 (for such period as set forth in such Section) and the general provisions in Sections 7.1 through 7.10, shall survive the expiration of this Agreement in accordance with Section 5.1.

7.2          Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties concerning its subject matter and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

7.3          Succession and Assignment.  3F Therapeutics may not assign either this Agreement or any of its rights, interests, or obligations hereunder except (i) with the prior written approval of Edwards, (ii) in connection with the sale of all or substantially all of 3F Therapeutics’ business or (iii) in connection with the sale by 3F Therapeutics of all or substantially all of the assets of the business relating to the Surgical Field of Use (as such term is defined in the 3F License Agreement).  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

7.4          Counterparts.  This Agreement may be executed in one or more counterparts, (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7.5          Notices and Demands.  Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

If to Edwards: Edwards Lifesciences PVT, Inc. One Edwards Way Irvine, CA 92614 Facsimile No.: (949) 250-6868 Attn: General Counsel If to 3F Therapeutics:

Copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP
Jamboree Center
4 Park Plaza
Irvine, CA 92614
Facsimile No.: (949) 475-4673
Attn:  John M. Williams

Copy to (which copy shall not constitute notice):

3F Therapeutics, Inc. 20412 James Bay Circle Lake Forest, CA 92630 Facsimile No.: (949) 380-9399 Attn: Walter A. Cuevas	Reed Smith LLP 1901 Avenue of the Stars Suite 700 Los Angeles, CA 90067 Facsimile No.: (310) 734-5299 Attention: Michael Sanders

7.6          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

7.7          Arbitration; Resolution of Certain Disputes.

(a)           Subject to Section 7.7(c) below, all disputes between Edwards and 3F Therapeutics arising out of or in connection with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be solely and finally settled by arbitration in accordance with the Arbitration Act, the rules of practice and procedure for the arbitration of commercial disputes of the AAA and the “special rules” set forth in this Section 7.7(a).  In the event of any inconsistency, the “special rules” set forth herein shall control.  The following shall constitute the “special rules” applicable to any arbitration commenced under this Section 7.7(a): (i) the arbitration shall be conducted in the County of Orange, California, and administered by the AAA, who will appoint an arbitrator that is either a lawyer from a national firm or a judge with at least 15 years of experience, in each case experienced in the industry of the Parties’ business and (ii) all arbitration hearings will be commenced within sixty (60) days of the demand for arbitration, provided that, the arbitrator shall, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(b)           To the extent permissible under applicable law, Edwards and 3F Therapeutics agree that the award of the arbitrator shall be final and shall not be subject to judicial review.  Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets.  It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

(c)           During the course of 3F Therapeutics’ sale to Edwards of Products pursuant to Section 1 of Exhibit D, if Edwards shall reject any such Products and 3F shall dispute the basis for such rejection, the following dispute resolution mechanisms shall apply if the Parties are unable to resolve such dispute within a reasonable period of time:

(i)            each Party shall appoint an expert with significant knowledge and experience in the industry, and the two experts so appointed shall together appoint a third expert with significant knowledge and experience in the industry;

(ii)           the three experts appointed pursuant to Section 7.7(c)(i) shall determine, by majority vote, the resolution of the subject dispute; and

(iii)          each Party hereby agrees that the resolution reached by the three experts in accordance with Section 7.7(c)(ii) with respect to any dispute submitted for decision under Section 7.7(c) shall be final and binding on such Party.

7.8          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent default, misrepresentation, or breach of warranty or covenant.

7.9          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.10        Expenses.  Unless otherwise set forth in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.11        Administration.  Each of the Parties shall designate one individual within their respective organizations to act as a point of contact for day-to-day administration of and communications concerning the supply of Products and provision of training under this Agreement.

7.12        Force Majeure.  Neither Party hereto shall be liable to the extent that its ability to fulfill any provision of this Agreement is delayed, hindered or prevented by any cause beyond its reasonable control, including, without limitation, war (declared or undeclared), riots, acts of terror, insurrection, fire, flood, interruption of transportation, embargo, accident, explosion, strikes, lockouts or other labor disputes. Any such event shall excuse the affected party from performance only for the period of time during which such event continues and only to the extent performance is directly affected thereby and the time for performance shall accordingly be extended for the period of the delay and for a reasonable period thereafter.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EDWARDS LIFESCIENCES PVT, INC.

By:	/s/ Jay P. Wertheim
	Name:	Jay P. Wertheim
	Title:	Vice President, Associate Counsel and Secretary

3F THERAPEUTICS, INC.

By:	/s/ Walter Cuevas
	Name:	Walter Cuevas
	Title:	President and Chief Executive Officer